Exhibit 10.2
THE ANDERSONS, INC.
2019 LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD GRANT NOTICE

Upon execution by the individual listed below (“Participant”) of this Restricted Stock Award Grant Notice (the “Grant Notice”), The Andersons, Inc., a Delaware corporation, (the “Company”), hereby grants to Participant the number of Shares set forth below (the “Restricted Stock”) pursuant to the Company’s 2019 Long-Term Incentive Compensation Plan (the “Plan”). Participant acknowledges and agrees that the Restricted Stock is subject to the Terms and Conditions attached hereto as Exhibit A (the “Terms and Conditions”) and the provisions of the Plan. Any terms not defined in this Grant Notice shall have the meanings ascribed in the Plan and the Terms and Conditions.

Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Total Number of Shares of Restricted Stock:	#QuantityGranted# Shares
Purchase Price:	$0.00
Vesting Schedule:	Subject to the Terms and Conditions, the Shares shall vest on May 1, 2020, provided Participant has not had a Termination prior to such date.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the provisions of the Plan, the Terms and Conditions, and this Grant Notice. Participant has reviewed the Plan, the Terms and Conditions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Terms and Conditions, and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Terms and Conditions, and this Grant Notice. Participant hereby acknowledges receipt of a copy of the Plan and the Terms and Conditions and that Participant has read the Plan, the Terms and Conditions and this Grant Notice carefully and fully understands their contents.

THE ANDERSONS, INC.: HOLDER:		PARTICIPANT:
By:		Name:	#Signature#
Name:	Valerie M. Blanchett	Date:	#AcceptanceDate#
Title:	Vice President, Human Resources
Address:	1947 Briarfield Blvd.
Maumee, Ohio 43537

EXHIBIT A
TO RESTRICTED STOCK AWARD GRANT NOTICE
TERMS AND CONDITIONS TO THE RESTRICTED STOCK AWARD
PURSUANT TO THE
THE ANDERSONS, INC. 2019 LONG-TERM INCENTIVE COMPENSATION PLAN
Pursuant to The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan, as amended from time to time (the “Plan”) and the Restricted Stock Award Grant Notice (the “Grant Notice”), “Participant,” as identified in the Grant Notice, has been granted that number of Shares set forth in the Grant Notice (the “Restricted Stock”). By execution of the Grant Notice, Participant has acknowledged and agreed that the Restricted Stock is subject to the terms and conditions set forth herein (the “Terms”).
WHEREAS, it has been determined that it would be in the best interests of the Company to grant the Restricted Stock to Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. The Terms are subject in all respects to the provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Terms provided herein), all of which provisions are made a part of and incorporated herein as if they were each expressly set forth herein. Any capitalized term not defined herein shall have the same meaning as is ascribed thereto in the Plan. In the event of any conflict between these Terms, the Plan or the Grant Notice, the Plan shall control.
2.Grant of Restricted Stock Award. The Company grants to Participant, as of the Grant Date specified in the Grant Notice, the number of shares of Restricted Stock specified in the Grant Notice. Except as otherwise provided by the Plan, Participant agrees and understands that nothing contained in these Terms provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or these Terms. Subject to Section 4 hereof, Participant shall not have the rights of a stockholder in respect of the shares underlying this Award until unrestricted shares are delivered to Participant in accordance with Section 4 hereof.
3.Vesting.
(a)    General. Subject to Article XI of the Plan, the Restricted Stock shall become unrestricted and vested as described in the Grant Notice. There shall be no proportionate or partial vesting during the period prior to the vesting date and all vesting shall occur only on the vesting date set forth in the Grant Notice, subject to Participant’s continued service on the Board on the applicable vesting date.
(b)    Certain Terminations Prior to Vesting. Unless otherwise provided in the Grant Notice, Participant’s right to vest in any of the Restricted Stock shall terminate in full and be immediately forfeited upon Participant’s Termination for any reason.
4.Dividends and Other Distributions; Voting. If any dividends or other distributions are paid with respect to the Common Stock of the Company while Participant holds the Restricted Stock and prior to the time that the Restricted Stock becomes vested in accordance with the Grant Notice, Participant shall be entitled to receive such dividends and other distributions attributable to the Restricted Stock in the form of additional shares of Common Stock; provided that, any such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock. Additional shares of Common Stock attributable to dividends or other distributions will be issued to Participant as soon as administratively feasible following the time the Restricted Stock becomes vested in accordance with the Grant Notice, but in no event later than March 15 of the calendar year following the calendar year in which the Restricted Stock became vested. The amount of such additional shares of Common Stock will be determined by multiplying (i) the total amount of dividends actually paid on a share of Common Stock prior to the date that the Restricted Stock become vested in accordance with Grant Notice, by (ii) the number of shares of Restricted Stock that become vested in accordance with the terms of the Grant Notice, and then dividing such total by the Fair Market Value of the Common Stock on the last trading day prior to the applicable vesting date, as determined by the Committee. Participant may exercise full voting rights with respect to the Restricted Stock granted under the Grant Notice.
5.Non-Transferability. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock prior to the vesting date or contrary to the terms and provisions of the Plan, shall be null and void and without legal force or effect.
6.Governing Law. All questions concerning the construction, validity and interpretation of these Terms and the Grant Notice shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to the choice of law principles thereof.
7.Section 83(b). Participant may make a Section 83(b) election within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock. Participant shall promptly notify the Company if Participant makes such a Section 83(b) election.
8.Limited Power of Attorney to Transfer Unvested Shares Upon Termination. In order to facilitate the transfer to the Company of any Shares in which Participant forfeits vesting rights pursuant to these Terms, Participant agrees to hereby appoint the General Counsel of the Company as Participant’s attorney in fact with full power of substitution, to act for Participant in Participant’s name and place to sell, assign, and transfer Shares of the Company registered in Participant’s name on the books of the Company as represented by the Company’s

Registrar and Transfer Agent, in book entry form, and to receive the consideration for the Shares. Such power of attorney is irrevocable and coupled with an interest. By accepting these Terms, Participant hereby ratifies all acts which Participant’s attorney in fact or the General Counsel of the Company substitute lawfully performs pursuant to the power conferred by this instrument.
9.Entire Agreement; Amendment. These Terms, together with the Grant Notice and the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend these Terms from time to time in accordance with and as provided in the Plan. These Terms may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of these Terms as soon as practicable after the adoption thereof.
10.Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel, the VP of Human Resources, or any other administrative agent designated by the Committee. Any notice hereunder by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.
11.Acceptance. As required by Section 8.2 of the Plan, Participant may forfeit the Restricted Stock if Participant does not execute the Grant Notice (which, for the avoidance of doubt, accepts and acknowledges these Terms) within a period of 30 days from the date that Participant receives the Grant Notice (or such earlier period as the Committee shall provide).
12.Transfer of Personal Data. Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Stock awarded under the Grant Notice for legitimate business purposes. This authorization and consent is freely given by Participant.
13.Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares pursuant to the Grant Notice shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to the Grant Notice and these Terms if any such issuance would violate any such requirements. As a condition to settlement of the Restricted Stock, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
14.Section 409A. Notwithstanding anything contained herein, in the Grant Notice or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.Binding Agreement; Assignment. These Terms shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign (except in accordance with the Plan) any part of the Grant Notice or these Terms without the prior express written consent of the Company.
16.Headings. The titles and headings of the various sections of these Terms have been inserted for convenience of reference only and shall not be deemed to be a part of these Terms or the Grant Notice.
17.Counterparts. The Grant Notice and these Terms may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of the Grant Notice, these Terms and the Plan and the consummation of the transactions contemplated thereunder.
19.Severability. The invalidity or unenforceability of any provisions of these Terms in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Terms in such jurisdiction or the validity, legality or enforceability of any provision of these Terms in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
20.Acquired Rights. Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time subject to the limitations contained in the Plan or these Terms; (b) the grant of Restricted Stock made under the Grant Notice is completely independent of any other award or grant and is made at the sole discretion of the Company; and (c) no past grants or awards (including, without limitation, the Restricted Stock granted under the Grant Notice) give Participant any right to any grants or awards in the future whatsoever.

A-4